Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

TWO,

as SPAC,

LATAM LOGISTIC PROPERTIES S.A.,

as the Company,

and

upon execution of a Joinder Agreement,

each of the Incorporated Entities

Dated as of August 15, 2023

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3.20	Information Supplied	15
3.21	Trust Account	15
3.22	Independent Investigation	16
3.23	No Other Representations	16

Article IV Representations and Warranties of the Company		17
4.1	Organization and Standing	17
4.2	Authorization; Binding Agreement	17
4.3	Capitalization	17
4.4	Subsidiaries	18
4.5	Governmental Approvals	18
4.6	Non-Contravention	19
4.7	Financial Statements	19
4.8	Absence of Certain Changes	20
4.9	Compliance with Laws	20
4.10	Company Permits	21
4.11	Litigation	21
4.12	Material Contracts	21
4.13	Intellectual Property	23
4.14	Taxes and Returns	24
4.15	Real Property	25
4.16	Personal Property	26
4.17	Title to and Sufficiency of Assets	26
4.18	Employee Matters	27
4.19	Benefit Plans	28
4.20	Environmental Matters	29
4.21	Transactions with Related Persons	30
4.22	Business Insurance	30
4.23	Top Customers and Suppliers	31
4.24	Certain Business Practices	31
4.25	Investment Company Act	31
4.26	Finders and Brokers	31
4.27	Information Supplied	32
4.28	Independent Investigation	32
4.29	No Other Representations	32

Article V Covenants		33
5.1	Access and Information	33
5.2	Conduct of Business of the Company, Pubco and the Merger Subs	34
5.3	Conduct of Business of SPAC	37
5.4	Financial Statements	39
5.5	SPAC Public Filings	39
5.6	No Solicitation	39
5.7	No Trading	40

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5.8	Notification of Certain Matters	41
5.9	Efforts	41
5.10	Further Assurances	42
5.11	The Registration Statement	43
5.12	Required Company Shareholder Approval	44
5.13	Public Announcements	45
5.14	Confidential Information	45
5.15	Post-Closing Board of Directors and Executive Officers	46
5.16	Indemnification of Directors and Officers; Tail Insurance	47
5.17	Trust Account Proceeds	47
5.18	Transaction Financing	48
5.19	Employment Agreements; Compensation Consultant	49
5.20	NYSE Listing	49
5.21	SPAC Extension	49
5.22	Tax Covenants	50
5.23	Disclosure Schedule Updates	50
5.24	Addressable Matters	50
5.25	Insider Letter Amendment Joinders	50

Article VI Closing Conditions		51
6.1	Conditions to Each Party’s Obligations	51
6.2	Conditions to Obligations of the Company, Pubco and the Merger Subs	52
6.3	Conditions to Obligations of SPAC	53
6.4	Frustration of Conditions	55

Article VII Termination and Expenses		55
7.1	Termination	55
7.2	Effect of Termination	56
7.3	Fees and Expenses	56

Article VIII Waivers and Releases		57
8.1	Waiver of Claims Against Trust	57

Article IX Miscellaneous		58
9.1	Survival	58
9.2	Non-Recourse	58
9.3	Notices	58
9.4	Binding Effect; Assignment	59
9.5	Third Parties	59
9.6	Arbitration	59
9.7	Governing Law; Jurisdiction	60
9.8	WAIVER OF JURY TRIAL	60
9.9	Specific Performance	60
9.10	Severability	61
9.11	Amendment	61
9.12	Waiver	61
9.13	Entire Agreement	61
9.14	Interpretation	62
9.15	Counterparts	62
9.16	Legal Representation	62

Article X Definitions		63
10.1	Certain Definitions	63
10.2	Section References	72

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Voting Agreement

Exhibit B	Lock-Up Agreement

Exhibit C	Insider Letter Amendment

Exhibit D	Sponsor Letter Agreement

Exhibit E	Form of Joinder Agreement

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 15, 2023, by and among (i) two, a Cayman Islands exempted company with limited liability (together with its successors, “SPAC”), (ii) LatAm Logistic Properties S.A., a company incorporated under the Laws of Panama (the “Company”), (iii) upon execution of a Joinder Agreement (as defined below), a to-be-formed Cayman Islands exempted company with limited liability (“Pubco”), (iv) upon execution of a Joinder Agreement, a to-be-formed Cayman Islands exempted company with limited liability to be a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and (v) upon execution of a Joinder Agreement, a to-be-formed company incorporated under the Laws of Panama to be a wholly-owned Subsidiary of Pubco (“Company Merger Sub”, and together with SPAC Merger Sub, the “Merger Subs” and, the Merger Subs collectively with Pubco, the “Incorporated Entities”). As of the date hereof, SPAC and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”, and after the date hereof, the term “Party” shall include any Incorporated Entity that enters into a Joinder Agreement.

RECITALS:

WHEREAS, the Company is indirectly through its Subsidiaries engaged in the development, acquisition and operation of industrial real estate assets in Costa Rica, Peru and Colombia;

WHEREAS, as promptly as practicable after the date hereof, the Company will cause the Incorporated Entities to be formed and execute a Joinder Agreement;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) SPAC Merger Sub shall merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger”), and in connection therewith each issued and outstanding security of SPAC immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Company Merger Sub shall merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger” and, together with the SPAC Merger, the “Mergers” and collectively with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), and in connection therewith (i) the shares of the Company issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive Pubco Ordinary Shares (as defined below), and (ii) any Company Convertible Securities (as defined below) will be terminated; and (c) as a result of such Mergers, SPAC and the Company each shall become wholly owned Subsidiaries of Pubco, and Pubco shall become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Islands Companies Act and other applicable Law;

WHEREAS, on the date hereof, SPAC has received a voting agreement duly executed by the Company and JREP I Logistics Acquisition, L.P., a Cayman Islands exempted limited partnership (“JREP”), a copy of which is attached as Exhibit A hereto (the “Voting Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, JREP has executed and delivered to SPAC a lock-up agreement, a copy of which is attached hereto as Exhibit B (the “Lock-Up Agreement”), to which Pubco shall become a party after its formation pursuant to Pubco’s execution and delivery of a joinder thereto, which Lock-Up Agreement shall become effective as of the Closing (as defined below);

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WHEREAS, simultaneously with the execution and delivery of this Agreement, Sponsor (as defined below), Original Sponsor (as defined below) and each other holder of SPAC Class B Ordinary Shares (as defined below) or other “Insider” party to the Insider Letter (as defined below), but excluding the Insider Letter Joinder Holders (as defined below) (collectively, the “SPAC Insiders”), have entered into an amendment to the Insider Letter with the Company, a copy of which is attached hereto as Exhibit C (the “Insider Letter Amendment”), and to which Pubco shall become a party after its formation pursuant to Pubco’s execution and delivery of a joinder thereto, pursuant to which (i) the Company, and upon its execution and delivery of a joinder thereto, Pubco are given the right to enforce the terms of Sections 3 and 5 of the Insider Letter against the SPAC Insiders, (ii) at the Closing, Pubco shall assume and be assigned the rights and obligations of SPAC under the Insider Letter, and (iii) effective as of the Closing, the lock-up applicable to each SPAC Insider with respect to the SPAC Class B Ordinary Shares held by them shall be amended to be substantially the same as the lock-up applicable to JREP’s Pubco Ordinary Shares under the Lock-Up Agreement.

WHEREAS, as of the date hereof, Sponsor owns 3,852,611 SPAC Class B Ordinary Shares (together with any Pubco Ordinary Shares issued in exchange therefor in the SPAC Merger, the “Sponsor Founder Shares”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Sponsor has entered into a letter agreement with the Company, a copy of which is attached as Exhibit D hereto (the “Sponsor Letter Agreement”), and to which Pubco shall become a party after its formation pursuant to Pubco’s execution and delivery of a joinder thereto, pursuant to which the Sponsor has agreed that (a) at the Closing, the Sponsor will retain a number of Sponsor Founder Shares (the “Retained Sponsor Shares”) equal to 2,652,611 Sponsor Founder Shares (the “Baseline Retained Founder Shares”), plus 0.048 SPAC Sponsor Founder Shares for each dollar of Additional Capital above Twenty-Five Million U.S. Dollars ($25,000,000) (up to a maximum amount equal to the total 3,852,611 Sponsor Founder Shares less any Additional Transferred Shares (as defined below)), and any such Sponsor Founder Shares not retained (the “Non-Retained Founder Shares”) shall be surrendered by Sponsor to Pubco as of the Closing, and (b) if SPAC seeks an amendment of its Organizational Documents (as defined below) to extend its deadline to consummate the Business Combination beyond January 1, 2024, Sponsor will agree to transfer to Public Shareholders (as defined below) or surrender and cancel up to 500,000 Sponsor Founder Shares (the “Additional Transferred Shares”) as necessary in order to obtain such extension, and the Baseline Retained Founder Shares will be increased by one (1) share for each two (2) Additional Transferred Shares;

WHEREAS, the boards of directors of SPAC and the Company have (and upon each Incorporated Entity’s execution of a Joinder Agreement, the board of directors of such Incorporated Entity will have) each (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and equity holders, (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, and (c) determined to recommend to their respective shareholders the approval and adoption of this Agreement and the Transactions; and

WHEREAS, certain capitalized terms used and not otherwise defined herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I

Mergers

1.1 Incorporated Entities.

(a) As promptly as practicable following the date hereof, the Company shall cause each of the Incorporated Entities to be formed solely for the purpose of engaging in the Transactions; provided, that the Company shall use its commercially reasonable efforts to cause Pubco to be formed on or prior to September 18, 2023. Pubco shall be one-hundred percent (100%) owned solely by an LLP Company or a shareholder, officer or director of the Company, and from its formation and through the Closing Pubco shall qualify as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act. Each of the Merger Subs shall be wholly-owned subsidiaries of Pubco.

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(b) Promptly after the Company receives the certificate of incorporation (or equivalent document) following the formation of the applicable Incorporated Entity from the applicable Governmental Authority (and in any event within two (2) Business Days thereof), the Company shall (i) cause such Incorporated Entity to execute and deliver to SPAC and the Company a joinder agreement in the form attached hereto as Exhibit E (a “Joinder Agreement”), pursuant to which, among other things, such Incorporated Entity shall (A) become a party to this Agreement as of the date thereof and (B) agree to be bound by the terms, covenants and other provisions of this Agreement applicable to it as a Party and shall assume all rights and obligations applicable to such Incorporated Entity hereunder, with the same force and effect as if originally named herein, and (ii) deliver to SPAC evidence of such Incorporated Entity’s adoption and approval of this Agreement and the Transactions in form and substance reasonably acceptable to SPAC. Additionally, promptly after the Company receives the certificate of incorporation (or equivalent document) following the formation of Pubco from the applicable Governmental Authority (and in any event within two (2) Business Days thereof), the Company shall cause Pubco to execute and deliver to SPAC and the other parties thereto a joinder to each of the Lock-Up Agreement, the Insider Letter Amendment and Sponsor Letter Agreement to become party to each such Ancillary Document.

1.2 SPAC Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and such other documents as may be required in accordance with the applicable provisions of the Cayman Islands Companies Act or by any other applicable Law, SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, with SPAC being the surviving company, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving company in the SPAC Merger. SPAC, as the surviving company following the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided, that references to SPAC for periods after the Effective Time shall include the SPAC Surviving Subsidiary).

1.3 Company Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and such other documents as may be required in accordance with the applicable provisions of the Law No. 32 of February 26, 1927 of the Republic of Panama (“Law 32”) or by any other applicable Law, the Company and the Company Merger Sub shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, with the Company being the surviving company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving company in the Company Merger. The Company, as the surviving company following the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Effective Time shall include the Company Surviving Subsidiary), and together with the SPAC Surviving Subsidiary, the “Surviving Subsidiaries”.

1.4 Effective Time. Subject to the conditions of this Agreement, the Parties shall (a) cause the SPAC Merger to be consummated by filing a plan of merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Islands Companies Act in form and substance reasonably acceptable to the Company and SPAC (the “SPAC Plan of Merger”) with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Islands Companies Act, and (b) cause the Company Merger to be consummated by filing a merger agreement together with such other documents as may be required in accordance with the applicable provisions of Law 32 in form and substance reasonably acceptable to the Company and SPAC (the “Company Plan of Merger” and together with the SPAC Plan of Merger, the “Plans of Merger”) with the Public Registry of the Republic of Panama in accordance with the applicable provisions of Law 32, with each of the Mergers to be consummated and effective simultaneously (or as close to simultaneously as possible) on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and SPAC, upon the issuance of the certificate of merger by the Cayman Islands Registrar and the certificate of registration (constancia de inscripción) of the Company Plan of Merger by the Public Registry of the Republic of Panama (together the “Merger Certificates” and each a “Merger Certificate”) and specified in each of the Merger Certificates (the “Effective Time”).

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1.5 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement, the Merger Certificates, the Plans of Merger, and the applicable provisions of the Cayman Islands Companies Act, Law 32 and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, and all debts, liabilities, obligations and duties of SPAC Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time, and the Surviving Subsidiaries shall continue their respective existences as wholly-owned Subsidiaries of Pubco.

1.6 Organizational Documents of Surviving Subsidiaries. At the Effective Time, (a) the Organizational Documents of SPAC Merger Sub shall become the Organizational Documents of SPAC Surviving Subsidiary, and (b) the Organizational Documents of Company Merger Sub shall become the Organizational Documents of Company Surviving Subsidiary, respectively, except that the name of the Company Surviving Subsidiary in such Organizational Documents shall be “LatAm Logistic Properties S.A.”.

1.7 Directors and Officers of the Surviving Subsidiaries. At the Effective Time, the board of directors and executive officers of each Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 5.15, each to hold office in accordance with the respective Organizational Documents of the Surviving Subsidiaries until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.8 Amended Pubco Organizational Documents. Effective upon the Effective Time, Pubco shall amend and restate its Organizational Documents to be in a form to be mutually agreed by SPAC and the Company, each acting reasonably (the “Amended Pubco Organizational Documents”), which form, among other matters, shall (i) provide for the size and structure of the Post-Closing Pubco Board in accordance with Section 5.15 hereof, and (ii) be otherwise appropriate for a company with a class of voting equity securities listed on the NYSE.

1.9 Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. At the Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) SPAC Ordinary Shares. Each SPAC Class B Ordinary Share issued and outstanding immediately prior to the Effective Time shall automatically be converted into one (1) SPAC Class A Ordinary Share, and, after giving effect to such conversion of the SPAC Class B Ordinary Shares, each SPAC Class A Ordinary Share issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.9(c) below) shall automatically be cancelled and cease to exist and converted into the right to receive one Pubco Ordinary Share.. The holders of certificates previously evidencing SPAC Ordinary Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or by Law.

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(b) SPAC Preference Shares. Each SPAC Preference Share issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.9(c) below), if any, shall automatically be cancelled and cease to exist and converted into the right to receive one Pubco Preference Share.

(c) Treasury Shares. If there are any shares of SPAC that are owned by SPAC as treasury shares immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) SPAC Merger Sub Shares. All of the shares of SPAC Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an equal number of shares of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the SPAC Surviving Subsidiary.

(e) Transfers of Ownership. If any certificate representing securities of SPAC is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to SPAC or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of SPAC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the SPAC Surviving Subsidiary, Pubco or any Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Surrender of SPAC Certificates. Securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the Pubco Securities so issued in exchange.

(h) Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 1.9; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco and the SPAC Surviving Subsidiary, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the SPAC Surviving Subsidiary or Pubco, with respect to the certificates alleged to have been lost, stolen or destroyed.

1.10 Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) Company Ordinary Shares. Subject to clause (b) below, all Company Ordinary Shares issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Shareholder being entitled to receive its Pro Rata Share of the Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.13). As of the Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary.

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(b) Treasury Shares. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Company Convertible Securities. Any Company Convertible Security, if not exercised or converted prior to the Effective Time into Company Ordinary Shares shall be cancelled, retired and terminated and thereby cease to represent any right to acquire, be exchanged for or convert into Company Ordinary Shares or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

(d) Company Merger Sub Shares. All of the shares of Company Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of the Company Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Company Surviving Subsidiary.

1.11 Effect of Mergers on Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.12 Merger Consideration for Company Security Holders. The aggregate consideration to be paid to Company Security Holders pursuant to the Company Merger (the “Merger Consideration”) shall be an amount, expressed in U.S. Dollars, equal to Two Hundred and Eighty-Six Million U.S. Dollars ($286,000,000). The Merger Consideration will be paid in the form of Pubco Ordinary Shares, each valued at Ten U.S. Dollars ($10.00) per share. Each Company Shareholder will receive for each Company Ordinary Share held (but excluding any Company Securities described in Section 1.10(b)) an amount equal to the Per Share Price, which will be paid in the form of Pubco Ordinary Shares, with each Pubco Ordinary Share valued at Ten U.S. Dollars ($10.00) per share. For the avoidance of doubt, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Ordinary Shares as of the Effective Time.

1.13 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) At or prior to the Effective Time, the Company shall send to each Company Shareholder a letter of transmittal, in a form to be mutually agreed by SPAC and the Company, each acting reasonably (each, a “Letter of Transmittal”) (which shall specify that the delivery of certificates representing Company Ordinary Shares (“Company Certificates”) in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to Pubco (or a Lost Certificate Affidavit)) for the purpose of exchanging Company Certificates.

(b) Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Merger Consideration as set forth in Section 1.12 in respect of the Company Ordinary Shares represented by the Company Certificate(s) (excluding any Company Securities described in Section 1.10(b)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco and SPAC of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Ordinary Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by Pubco or SPAC. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

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(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery or issuance that (i) the transfer of such Company Ordinary Share shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any shareholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if the transferring Person is a party thereto, counterparts to the Lock-Up Agreement, and the Registration Rights Agreement and such other Transmittal Documents as are reasonably deemed necessary by SPAC or Pubco and (iv) the Person requesting such delivery or issuance shall pay to Pubco any transfer or other similar Taxes required as a result of such delivery or issuance to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Pubco that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the applicable Company Shareholder may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco and SPAC (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco or SPAC may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco or any Surviving Subsidiary with respect to the Company Ordinary Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.13(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Ordinary Shares. If, after the Effective Time, Company Certificates are presented to Pubco or a Surviving Subsidiary, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.13. No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Ordinary Shares with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to Pubco Ordinary Shares to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit) and, if applicable, deliver the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit) and, if applicable, delivery of the other Transmittal Documents, Pubco shall promptly deliver to the record holders thereof, without interest, evidence of the issuance of the applicable Pubco Ordinary Shares to the record holder and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Pubco Ordinary Shares.

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any Company Shareholder who has not exchanged its Company Ordinary Shares for the applicable portion of the Merger Consideration in accordance with this Section 1.13 shall look only to Pubco for payment of the portion of the Merger Consideration in respect of such Company Ordinary Shares without any interest thereon (but with any dividends paid with respect thereto after the Closing). Notwithstanding the foregoing, none of Pubco, a Surviving Subsidiary or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(g) Notwithstanding anything to the contrary contained in this Agreement, no fraction of a Pubco Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

1.14 U.S. Federal Income Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, the Mergers, taken together, are intended to qualify as exchanges described in Section 351 of the Code. The Parties shall file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Mergers, taken together, do not qualify as exchanges described in Section 351 of the Code.

1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub, respectively, the then current officers and directors of SPAC, the Company, Pubco and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II

Closing

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker & McKenzie LLP (“BM”), 452 Fifth Avenue, New York, NY 10018, remotely via the electronic exchange of signatures, on the second (2nd) Business Day after all of the Closing conditions set forth in this Agreement have been satisfied or waived, at 10:00 a.m. local time, or at such other date, time or place as SPAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III

Representations and Warranties of SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, SPAC represents and warrants to the Company, as of the date hereof, and to the Company and Pubco as of the Closing, as follows:

3.1 Organization and Standing. SPAC is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

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3.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the board of directors of SPAC and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as are contemplated by this Agreement, including the filing of the SPAC Plan of Merger with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Islands Companies Act, (c) any filings required with the NYSE or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have or result in a Material Adverse Effect on SPAC.

3.4 Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the Transactions, and the compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have or result in a Material Adverse Effect on SPAC.

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3.5 Capitalization.

(a) The authorized share capital of SPAC is $41,100, divided into 400,000,000 SPAC Class A Ordinary Shares, par value $0.0001 per share, 10,000,000 SPAC Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 SPAC Preference Shares, par value $0.0001 per share. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Companies Act, SPAC’s Organizational Documents or any Contract to which SPAC is a party. All of the issued and outstanding SPAC Securities have been granted, offered, sold and issued in compliance in all material respects with all applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, SPAC does not have any Subsidiaries or own any equity interests in any other Person. Schedule 3.5(a) sets forth a true and complete list of the holders of the SPAC Class B Ordinary Shares, along with the number of Class B Ordinary shares held by each of them, and the number and type of shares of capital stock of the SPAC held by Sponsor and each of its Affiliates.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than any redemption of Public Shareholders conducted in connection with an Extension (an “Extension Redemption”) or the Closing Redemption (any of an Extension Redemption or a Closing Redemption, a “Redemption”), or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

(c) All Indebtedness of SPAC as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of SPAC contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by SPAC, (iii) the ability of SPAC to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions (other than becoming due and payable upon the Closing).

(d) Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

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3.6 SEC Filings and SPAC Financials.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively as the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the SPAC Class A Ordinary Shares are listed on the NYSE, (B) SPAC has not received any written deficiency notice from the NYSE relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened, against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on the NYSE and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of the NYSE.

(b) SPAC maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of SPAC’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c) SPAC maintains a standard system of accounting established and administered in accordance with GAAP. SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(d) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s last annual report on Form 10-K filed with the SEC on March 27, 2023.

3.7 Absence of Certain Changes. As of the date of this Agreement, SPAC has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the LLP Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2022, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to be material to SPAC, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened Action of any nature to which SPAC is subject which would reasonably be expected to have or result in a Material Adverse Effect on SPAC. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have or result in a Material Adverse Effect on SPAC.

3.10 Taxes.

(a) SPAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where SPAC files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

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(c) SPAC has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction”, as defined in U.S. Treasury Regulation section 1.6011-4.

(d) SPAC has no Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on SPAC with respect to any period following the Closing Date.

3.11 Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by SPAC to any director, officer or employee of SPAC; or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC to engage in business as currently conducted by it or to compete with any other Person or to consummate the Transactions (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract; (v) SPAC has not received written or, to the Knowledge of SPAC, oral notice by any party to any SPAC Material Contract to terminate such SPAC Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect SPAC in any material respect or those contemplated by this Agreement; and (vi) SPAC has not waived any material rights under any SPAC Material Contract.

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3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding shares as of the date hereof. As of the date of this Agreement, none of the SPAC NRA Holders are Affiliates of SPAC or the Sponsor.

3.15 Business Activities. Since the IPO, SPAC has not conducted any business activities other than activities directed toward completing a Business Combination.

3.16 Investment Company Act. As of the date of this Agreement, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

3.17 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the LLP Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC. Schedule 3.17 sets forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Closing, be due.

3.18 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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3.19 Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to SPAC.

3.20 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including the NYSE) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, Pubco or any of their respective Affiliates.

3.21 Trust Account. As of the date hereof, there is at least $52,159,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the Knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by SPAC to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to SPAC’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. As of the date hereof, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC (subject to any Redemptions) on the Closing Date. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate and SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated herein. Following the Closing, no SPAC Shareholder is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its SPAC Class A Ordinary Shares for redemption pursuant to any Redemption in compliance with SPAC’s Organizational Documents.

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3.22 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) and assets of the LLP Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the LLP Companies for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) neither the Company nor its Representatives have made any representation or warranty as to the LLP Companies or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto.

3.23 No Other Representations. Except for the representations and warranties expressly made by SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to SPAC or its business, operations, assets or Liabilities, or the Transactions, and SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC or any of its Representatives. Except for the representations and warranties expressly made by SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or in an Ancillary Document, SPAC hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the LLP Companies, Pubco or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the LLP Companies, Pubco or any of their respective Representatives by any Representative of SPAC), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC.

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Article IV

Representations and Warranties of the Company

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (such Sections of the Company Disclosure Schedules to qualify the correspondingly numbered representation or warranty if specified therein and such other representation or warranty where its relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to SPAC, as of the date hereof, and to SPAC and Pubco as of the Closing, as follows:

4.1 Organization and Standing. The Company is duly incorporated as a company, validly existing and in good standing under the Laws of Panama and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other LLP Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each LLP Company is duly qualified or licensed and in good standing (to the extent such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any LLP Company is qualified to conduct business and all names other than its legal name under which any LLP Company does business. The Company has provided to SPAC accurate and complete copies of the Organizational Documents of each LLP Company, each as amended to date and as currently in effect. No LLP Company is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Company Shareholder Approval and the Regulatory Approvals. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions, (a) have been duly and validly authorized by the board of directors and, on or prior to the Closing, the Company Shareholders in accordance with the Company’s Organizational Documents, Law 32, any other applicable Law and any Contract to which the Company or any Company Shareholders are party or bound, and (b) other than the Required Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Company and the Company Shareholders, (ii) approved this Agreement and the Transactions in accordance with the Company’s Organizational Documents and Law 32, (iii) directed that this Agreement and the Transactions be submitted to the Company Shareholders for adoption, and (iv) resolved to recommend that the Company Shareholders adopt this Agreement and the Transactions. The Voting Agreement delivered by the Company include holders of Company Ordinary Shares representing at least the Required Company Shareholder Approval, and such Voting Agreement is in full force and effect.

4.3 Capitalization.

(a) The Company is authorized to issue 300,000,000 Company Ordinary Shares. The issued and outstanding capital shares of the Company consists of 168,142,740 Company Ordinary Shares, and there are no other issued or outstanding equity interests of the Company. Prior to giving effect to the Transactions, all of the issued and outstanding Company Ordinary Shares and other equity interests of the Company, including the number and class or series (as applicable) of shares, are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which Company Ordinary Shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the outstanding Company Ordinary Shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law 32, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

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(b) There are no Company Convertible Securities (including any options or similar rights to acquire equity securities of the Company) or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any Company Shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except for the Voting Agreement, there are no voting trusts, proxies, shareholders’ agreements or any other written agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance in all material respects with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Since December 31, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each such Subsidiary (a) its jurisdiction of organization, (b) its authorized shares, quotas or other equity interests (if applicable), and (c) the number of issued and outstanding shares, quotas or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance in all material respects with all applicable securities Laws, and owned by one or more of the LLP Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another LLP Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No LLP Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of an LLP Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. Except as otherwise described on Schedule 4.5, no Consent of or with any Governmental Authority on the part of any LLP Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions other than (a) the Regulatory Approvals, (b) such filings as expressly contemplated by this Agreement, including the filing of the SPAC Plan of Merger with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Islands Companies Act, (c) pursuant to Antitrust Laws, (d) any filings required with the NYSE or the SEC with respect to the Transactions, (e) any filings required under the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (f) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the LLP Companies taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

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4.6 Non-Contravention. The execution and delivery by the Company (or any other LLP Company, as applicable) of this Agreement and each Ancillary Document to which any LLP Company is or is required to be a party or otherwise bound, and the consummation by any LLP Company of the Transactions and compliance by any LLP Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any LLP Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any LLP Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any LLP Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any LLP Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the LLP Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) when delivered in accordance with Section 5.4(a), the PCAOB Company Financials, (ii) the consolidated audited financial statements of the LLP Companies (including, in each case, any related notes thereto), consisting of the consolidated statement of financial position of the LLP Companies as of December 31, 2022 and December 31, 2021, and the related consolidated audited statements of profit or loss and other comprehensive income, statements of changes in equity, and statements of cash flows for the years then ended (collectively, the “Annual Company Financials”), and (iii) the consolidated unaudited financial statements of the LLP Companies, consisting of the consolidated statement of financial position of the LLP Companies as of June 30, 2023 (the “Interim Balance Sheet Date”), and the related consolidated unaudited statements of profit or loss and other comprehensive income, statements of changes in equity, and statements of cash flows for the six (6) month period then ended (collectively, the “Interim Company Financials”). The Company Financials (including the PCAOB Company Financials when delivered) (i) were prepared based upon the books and records of the LLP Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount) and (iii) fairly present in all material respects the consolidated financial position of the LLP Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the LLP Companies for the periods indicated. The PCAOB Company Financials, when delivered in accordance with Section 5.4(a), will comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder.

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(b) The Company maintains internal accounting controls that are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of the financial statements in conformity with IFRS, applied on a consistent basis, and to maintain accountability for the Company’s assets. All of the financial books and records of the LLP Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No LLP Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any LLP Company. Since January 1, 2021, no LLP Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any LLP Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any LLP Company has engaged in questionable accounting or auditing practices. No LLP Company has ever been subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(c) The LLP Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 4.7(c). No Indebtedness of any LLP Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any LLP Company, or (iii) the ability of the LLP Companies to grant any Lien on their respective properties or assets.

(d) No LLP Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS or GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning of the Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law) and without breach of this Agreement.

(e) All financial projections with respect to the LLP Companies that were delivered by or on behalf of the Company to SPAC or Pubco or their respective Representatives were prepared in good faith using assumptions that the Company believed to be reasonable at the time of their preparation.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the LLP Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations owing to an LLP Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials.

4.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, since December 31, 2022, each LLP Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2 (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of SPAC.

4.9 Compliance with Laws. No LLP Company is, or in the past five (5) years has been, in material conflict or material non-compliance with, or in material default or violation of, nor has any LLP Company received in the past five (5) years, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

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4.10 Company Permits. Each LLP Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any LLP Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to SPAC true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No LLP Company is in violation in any material respect of the terms of any Company Permit, and, since January 1, 2020, no LLP Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

4.11 Litigation. There is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any LLP Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of an LLP Company must be related to the LLP Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adverse to the LLP Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any LLP Company. In the past five (5) years, none of the current or former officers, senior management or directors of any LLP Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any LLP Company is a party or by which any LLP Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit in any material respect the ability of any LLP Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any LLP Company having an outstanding principal amount in excess of $250,000;

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(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any LLP Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any LLP Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the LLP Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(viii) is with any Top Customer or Top Vendor;

(ix) obligates the LLP Companies to provide continuing indemnification (excluding Contracts executed principally with respect to another subject matter that contain, as part thereof, customary indemnification provisions) or a guarantee of obligations of a third party, in either case, after the date hereof in excess of $250,000;

(x) is between any LLP Company and any directors, officers or employees of an LLP Company, or any Related Person (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements with employees entered into in the ordinary course of business, consistent with past practice), including all non-competition, severance and indemnification agreements;

(xi) obligates the LLP Companies to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any LLP Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another LLP Company or any manager, director or officer of any LLP Company) with a power of attorney; or

(xiv) is otherwise material to any LLP Company and outside of the ordinary course of business and not described in clauses (i) through (xiii).

(b) With respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the LLP Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) no LLP Company is in breach or default, in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any LLP Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any LLP Company, under such Company Material Contract; (iv) no LLP Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the LLP Companies, taken as a whole, in any material respect; and (v) no LLP Company has waived any material rights under any such Company Material Contract.

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4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, Copyright registrations and applications and domain name registrations owned or purported to be owned by an LLP Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers, and (ii) all material unregistered Intellectual Property owned or purported to be owned by an LLP Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the LLP Companies’ businesses as currently conducted (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public generally with license, maintenance, support and other fees of less than $20,000 per year which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which an LLP Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property (“Company IP Licenses”). The LLP Companies own, free and clear of all Liens (other than Permitted Liens), have valid and enforceable rights in, and have the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the LLP Companies, and previously used or licensed by the LLP Companies, except for the Intellectual Property that is the subject of the Company IP Licenses. All Company Registered IP is owned exclusively by the applicable LLP Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) To the Knowledge of the Company, each LLP Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such LLP Company (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the LLP Companies as presently conducted. Each LLP Company has performed all material obligations imposed on it in the Company IP Licenses, and such LLP Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder in any material respect, and, to the Company’s Knowledge, nor has any event occurred that with notice or lapse of time or both would constitute a material default by any LLP Company or other party thereunder. All registrations for material Copyrights, Patents, Trademarks and domain names that are owned by any LLP Company are valid and in force, and to the Knowledge of the Company, all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which an LLP Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to an LLP Company, if any. Each LLP Company has performed all obligations imposed on it in the Outbound IP Licenses, and such LLP Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

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(d) No Action is pending or, to the Company’s Knowledge, threatened against an LLP Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Intellectual Property currently owned, licensed, used or held for use by the LLP Companies. Since January 1, 2020, no LLP Company has received any written or, to the Knowledge of the Company, oral notice or claim that is currently pending, asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in any material respects is or may be occurring or has or may have occurred, as a consequence of the business activities of any LLP Company. There are no Orders to which any LLP Company is a party or otherwise bound that (i) restrict the rights of an LLP Company to use, transfer, license or enforce any material Intellectual Property owned by an LLP Company, (ii) restrict the conduct of the business of an LLP Company in any material respect in order to accommodate a third party’s Intellectual Property, or (iii) grant any third party any right with respect to any Intellectual Property owned or purported to be owned by an LLP Company. No LLP Company is currently infringing, or since January 1, 2020, has, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect as a result of the ownership, use or license of any material Intellectual Property owned by any LLP Company or as a consequence of the business activities of any LLP Company. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use any LLP Company and material to the LLP Companies’ businesses as currently conducted (“Company IP”) in any material respect.

(e) No current or former officers, employees or independent contractors of an LLP Company have claimed in writing any ownership interest in any material Intellectual Property owned by an LLP Company. Each LLP Company has taken commercially reasonable security measures for the purposes of protecting the secrecy, confidentiality and value of the material Company IP, including material Trade Secrets.

(f) To the Knowledge of the Company, since January 1, 2020, (i) no Person has obtained unauthorized access in any material respects to third party personal information and data regarding individuals that are protected by applicable data privacy Law, in the possession of an LLP Company, and (ii) nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each LLP Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of such personal information and its own privacy policies and guidelines.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by an LLP Company under, or release of source code for Software included in Company IP because of (i) any Contract providing for the license by an LLP Company to a third party of material Intellectual Property owned by an LLP Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the LLP Companies’ material rights under such Contracts or Company IP Licenses to the same extent that the LLP Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the LLP Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) Each LLP Company has or will have timely filed, or caused to be timely filed, all applicable material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against an LLP Company by a Governmental Authority in a jurisdiction where the LLP Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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(c) No LLP Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against an LLP Company in respect of any material Tax, and no LLP Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any LLP Company’s assets, other than Permitted Liens.

(e) Each LLP Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No LLP Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by an LLP Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No LLP Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(h) No LLP Company has any Liability for the Taxes of another Person (other than another LLP Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No LLP Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such LLP Company with respect to any period following the Closing Date.

4.15 Real Property.

(a) Schedule 4.15(a) contains a complete and accurate list as of the date of this Agreement of all premises currently leased or subleased or otherwise used or occupied by an LLP Company for the operation of the business of an LLP Company (“Leased Real Property”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease and, if applicable, the property identification number. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the LLP Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of an LLP Company or any other party under any of the Company Real Property Leases, and no LLP Company has received written or, to the Knowledge of the Company, oral notice of any such condition.

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(b) Schedule 4.15(b) sets forth a materially correct legal description, exact location and tax identification number of all real property in which any LLP Company has an ownership interest (the “Owned Real Property”). The Company has provided to SPAC accurate and complete copies of (i) all deeds and other instruments (as recorded) by which the LLP Companies acquired their respective interests in the Owned Real Property and (ii) all title reports, surveys, title policies, encumbrances and appraisals available to the LLP Companies with respect to the Owned Real Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. The LLP Companies have good and marketable fee simple title to the Owned Real Property.

(c) Each applicable LLP Company is in peaceful and undisturbed possession of the Owned Real Property and Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability in any material respect of any LLP Company to use such Owned Real Property or Leased Real Property for the purposes for which it is currently being used. Except as set forth on Schedule 4.15(c), no LLP Company has subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Owned Real Property or Leased Real Property, and no LLP Company has received notice, and the Company has no Knowledge, of any claim of any Person to the contrary.

(d) Use of the Owned Real Property and the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable urbanization, zoning and other land use Laws and is not subject to “permitted non-conforming” use or structure classifications. All buildings, structures, fixtures and other improvements included in the Owned Real Property or Leased Real Property (collectively, the “Improvements”) are in compliance in all material respects with all applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements as well as accessibility requirements. No part of any Improvement encroaches on, or otherwise conflicts in any material respect with the property rights of, any real property not included in the Owned Real Property or Leased Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Owned Real Property or Leased Real Property, or otherwise conflict in any material respect with the property rights and construction requirements of the LLP Companies. There is no existing or, to the Knowledge of the Company, proposed plan to modify or realign any street or highway or any existing, proposed or, to the Company’s Knowledge, threatened eminent domain or other public acquisition proceeding that would result in the taking of all or any substantial part of any Owned Real Property or Leased Real Property or that would prevent or hinder in any material respect the continued use and enjoyment of any Owned Real Property or Leased Real Property as heretofore used in the conduct of the businesses of the LLP Companies. The Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, are suitable for the purposes for which they are being used and currently planned to be used by the LLP Companies and, to the Company’s Knowledge, have been maintained in accordance with normal industry practice.

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by an LLP Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and is suitable for its intended use in the business of the LLP Companies. The operation of each LLP Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than an LLP Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, an LLP Company.

4.17 Title to and Sufficiency of Assets. Each LLP Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the LLP Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the LLP Companies as it is now conducted and presently proposed to be conducted or that are used or held by the LLP Companies for use in the operation of the businesses of the LLP Companies, and taken together, are adequate and sufficient in all material respects, for the operation of the businesses of the LLP Companies as currently conducted and as presently proposed to be conducted.

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4.18 Employee Matters.

(a) No LLP Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any LLP Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. Since January 1, 2020, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending, or, to the Knowledge of the Company, threatened between any LLP Company and Persons employed by or providing services as independent contractors to an LLP Company. No current officer or employee of an LLP Company has, to the Company’s Knowledge, provided any LLP Company written or oral notice of his or her plan to terminate his or her employment with any LLP Company.

(b) Each LLP Company (i) is, and for the past five (5) years has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against an LLP Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against an LLP Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees with a compensation of at least $100,000 per year of the LLP Companies (with names redacted) showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the LLP Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ended December 31, 2022, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2023. No employee is a party to a written employment Contract with an LLP Company, unless and to the extent required by applicable Law, and each is employed “at will”. The LLP Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no LLP Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice.

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(d) Schedule 4.18(d) contains a list, as of the date hereof, of all independent contractors (including consultants) engaged by any LLP Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration. All independent contractors of an LLP Company are a party to a written Contract with an LLP Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last five (5) years have been, engaged by an LLP Company are bona fide independent contractors and not employees of an LLP Company. Each independent contractor’s engagement is terminable on fewer than thirty (30) days’ notice, without any obligation of any LLP Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each material Foreign Plan of an LLP Company (each, a “Company Benefit Plan”). No LLP Company currently maintains or contributes to, or has any material Liabilities with respect to, or since January 1, 2020 has maintained or contributed to (or has or had an obligation to contribute to), or had any material Liabilities with respect to, any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each material Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of an LLP Company, the Company has made available to SPAC accurate and complete copies, if applicable, of: (i) all current plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any material Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications since January 1, 2020 with any Governmental Authority concerning any matter that is still pending or for which an LLP Company has any outstanding material Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in a material Liability to the LLP Companies, taken as a whole, has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration) that would result in a material Liability to the LLP Companies, taken as a whole; (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made, (v) all benefits accrued under any unfunded Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No LLP Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions did not materially exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of an LLP Company.

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(f) Except to the extent required by applicable Law, no LLP Company provides material health or life insurance benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.20 Environmental Matters.

(a) Each LLP Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no material Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permit.

(b) No LLP Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would give rise to any material Liability. No LLP Company has assumed, contractually or by operation of Law, any material Liabilities or obligations under any Environmental Laws that are outstanding.

(c) No Action is pending, or to the Company’s Knowledge, threatened against any LLP Company or any assets of an LLP Company alleging either or both that an LLP Company is in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No LLP Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation of the LLP Companies, taken as a whole, under applicable Environmental Laws. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any LLP Company or any property currently or formerly owned, operated, or leased by any LLP Company or any property to which an LLP Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in an LLP Company incurring any material Environmental Liabilities.

(e) To the Company’s Knowledge, there is no investigation by a Governmental Authority of the business, operations, or currently owned, operated, or leased property of an LLP Company or previously owned, operated, or leased property of an LLP Company pending or threatened that could lead to the imposition of any material Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of an LLP Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls, in each case, that would reasonably be expect to result or result in the LLP Companies, taken as a whole, incurring any material Liability or obligation under applicable Environmental Laws.

(g) The Company has provided to SPAC all material environmental site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any LLP Company, in each case that are in the Company’s possession or control.

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4.21 Transactions with Related Persons. No LLP Company nor any of their Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of an LLP Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with an LLP Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the LLP Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the LLP Company in the ordinary course of business consistent with past practice), any Related Person or any Person in which any Related Person has a position as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). No LLP Company has outstanding any Contract or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any LLP Company, in each case other than pursuant to an Ancillary Document. Except as provided for in any Ancillary Document, the assets of the LLP Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the LLP Companies do not include any material payable or other material obligation or commitment to any Related Person.

4.22 Business Insurance.

(a) Schedule 4.22(a) lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by an LLP Company relating to an LLP Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. All premiums due and payable under all such insurance policies have been timely paid and the LLP Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No LLP Company has any self-insurance or co-insurance programs. Since January 1, 2021, no LLP Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by an LLP Company since January 1, 2021. Each LLP Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the LLP Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2021, no LLP Company has made any claim against an insurance policy as to which the insurer is denying coverage.

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4.23 Top Customers and Suppliers. Schedule 4.23 lists, by dollar volume received by or paid to the LLP Companies (in aggregate), as applicable, for each of (a) the twelve (12) months ended December 31, 2022 and (b) the period from January 1, 2023 through the Interim Balance Sheet Date, the ten (10) largest customers of the LLP Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the LLP Companies (the “Top Vendors”), along with the amounts of such dollar volumes. The relationships of each LLP Company with such suppliers and customers are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or given written or, to the Company’ Knowledge, oral notice to the Company to cancel or otherwise terminate, any material relationships of such Person with an LLP Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or to modify materially its material relationships with an LLP Company or to stop, decrease or limit materially its products or services to any LLP Company or its usage or purchase of the products or services of any LLP Company, (iii) to the Company’s Knowledge, no Top Vendor or Top Customer intends to refuse to pay any material amount due to any LLP Company or seek to exercise any remedy against any LLP Company, (iv) no LLP Company has since January 1, 2022 been engaged in any material dispute with any Top Vendor or Top Customer, and (v) to the Company’s Knowledge, the consummation of the Transactions will not adversely affect the relationship of any LLP Company with any Top Vendor or Top Customer.

4.24 Certain Business Practices.

(a) In the past five (5) years, no LLP Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. No LLP Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any LLP Company or assist any LLP Company in connection with any actual or proposed transaction.

(b) In the past five (5) years, the operations of each LLP Company are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving an LLP Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No LLP Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of an LLP Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no LLP Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.25 Investment Company Act. No LLP Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

4.26 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the LLP Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any LLP Company.

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4.27 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC Shareholders or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

4.28 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC for the Registration Statement; and (b) neither SPAC nor its Representatives have made any representation or warranty as to SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

4.29 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the LLP Companies or their respective businesses, operations, assets or Liabilities, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to SPAC, Pubco or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to SPAC, Pubco or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the LLP Companies.

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Article V

Covenants

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.14, each of the Company, Pubco and the Merger Subs shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the LLP Companies, Pubco or Merger Subs as SPAC or its Representatives may reasonably request regarding the LLP Companies, Pubco or the Merger Subs and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)), and cause each of the Representatives of the Company, Pubco and the Merger Subs to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the LLP Companies, Pubco or the Merger Subs or to create a material risk of damage or destruction to any property or assets of the LLP Companies, Pubco or Company Merger Sub in any material respect; provided further that the Company, Pubco and Company Merger Sub may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company, Pubco or Company Merger Sub to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would likely result in the waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the LLP Companies, Company Merger Sub or Pubco is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; provided further that in the event that the Company, Company Merger Sub or Pubco does not provide access or information in reliance on the preceding proviso, it shall use its commercially reasonable efforts to communicate the applicable information to SPAC in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege. Any access to the properties of the LLP Companies, Company Merger Sub or Pubco shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing or soil, surface, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments. Nothing in this Section 5.1(a) shall be construed to require the Company, Company Merger Sub or Pubco to spend material resources to prepare any reports, analyses, appraisals, opinions or other information that they currently do not prepare.

(b) During the Interim Period, subject to Section 5.14, SPAC shall give, and shall cause its Representatives to give, the Company, Pubco, the Merger Subs and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC or its Subsidiaries, as the Company, Pubco, the Merger Subs or their respective Representatives or Governmental Authorities may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of SPAC’s Representatives to reasonably cooperate with the Company, Pubco and the Merger Subs and their respective Representatives in their investigation; provided, however, that the Company, Pubco, the Merger Subs and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries; provided further that SPAC may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires SPAC to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would likely result in the waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which SPAC is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; provided further that in the event that SPAC does not provide access or information in reliance on the preceding proviso, it shall use its commercially reasonable efforts to communicate the applicable information to the Company and Pubco in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege.

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(c) SPAC shall not, during the Interim Period, contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any LLP Company regarding any LLP Company, its business or the Transactions without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

5.2 Conduct of Business of the Company, Pubco and the Merger Subs.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as necessary to comply with COVID-19 Measures (or similar pandemic health requirements) or as set forth on Schedule 5.2, the Company, Pubco and the Merger Subs shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the LLP Companies, Pubco and the Merger Subs and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law, as necessary to comply with COVID-19 Measures (or similar pandemic health requirements) or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company, Pubco and the Merger Subs each shall not, and each shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than ten percent (10%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice; provided that the LLP Companies may grant their employees year-end bonuses in the ordinary course of business consistent with past practice (for the avoidance of doubt, any bonuses granted or paid in connection with the Transactions will require the prior written consent of SPAC, and no employee bonuses (whether ordinary course year-end bonuses or Transaction related bonuses) will be included as Expenses or affect the Minimum Cash Condition or the determination of the Non-Retained Founder Shares);

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any material amended Tax Return or claim for a material refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify any material Company IP other than in the ordinary course of business, or permit to lapse or fail to preserve any Company IP, or disclose to any Person who has not entered into a confidentiality agreement, or is otherwise not subject to confidentiality obligations, any material Trade Secrets, other than expirations of rights to any Company Registered IP due to expiration of any applicable period for such registration;

(viii) terminate, or waive or assign any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice, excluding expirations of Company Material Contracts pursuant to their terms;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets (other than in the ordinary course of business consistent with past practice) or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS, and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $250,000 (individually or in the aggregate), other than in the ordinary course of business consistent with past practice, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials or the consolidated financial statements of Pubco, as applicable;

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(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its material facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or a Merger Sub;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by this Agreement) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

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5.3 Conduct of Business of SPAC.

(a) Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents (including as contemplated by the Transaction Financing), as required by applicable Law, as necessary to comply with COVID-19 Measures (or similar pandemic health requirements) or as set forth on Schedule 5.3, SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with the SPAC Charter and IPO Prospectus, or by amendment to the SPAC Charter, the deadline by which it must complete its Business Combination (an “Extension”), whether pursuant to exercise of automatic extension rights in accordance with SPAC’s current Organizational Documents or by amendment of SPAC’s Organizational Documents to extend such deadline, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by the Transaction Financing) or as set forth on Schedule 5.3, as required by applicable Law or as necessary to comply with COVID-19 Measures (or similar pandemic health requirements), during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person provided, that this Section 5.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance (A) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any Transaction Financing, up to aggregate additional Indebtedness during the Interim Period of $1,500,000 and (B) the costs and expenses necessary for an Extension (including to fund payments by SPAC to the Trust Account (x) for an automatic extension right in accordance with SPAC’s Organizational Documents or (y) to incentivize Public Shareholders not to redeem their SPAC Class A Ordinary Shares in an Extension Redemption in connection with an amendment of SPAC’s Organizational Documents to extend its deadline to consummate a Business Combination) (such expenses, “Extension Expenses”);

(v) make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any material amended Tax Return or claim for material refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

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(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

(vii) terminate, waive or assign any material right under any SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

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(c) For the avoidance of doubt, Pubco shall be permitted to issue Pubco Ordinary Shares in connection with the Closing in satisfaction and payment of Expenses, where such Expenses may be paid other than in cash.

5.4 Financial Statements.

(a) The Company shall use its commercially reasonable efforts to deliver to SPAC and Pubco true and complete copies of (i) the consolidated balance sheets of the LLP Companies as of December 31, 2022 and December 31, 2021, and the related consolidated statements of income, cash flows and changes in shareholder equity of the LLP Companies for the year periods then ended, each audited by a PCAOB qualified auditor in accordance with PCAOB standards (the “PCAOB Audited Company Financials”) on or prior to September 18, 2023, and (ii) the unaudited consolidated balance sheet of the LLP Companies as of September 30, 2023, and the related unaudited consolidated statements of income, cash flows and changes in shareholder equity of the LLP Companies for the nine (9) month period then ended, each reviewed by a PCAOB qualified auditor in accordance with PCAOB standards (the “PCAOB Reviewed Quarterly Company Financials” and, together with the PCAOB Audited Company Financials, the “PCAOB Company Financials”) on or prior to November 15, 2023. The Company shall cause (A) such PCAOB Company Financials to be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) the PCAOB Audited Company Financials to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor and (C) such PCAOB Company Financials to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) During the Interim Period, within forty (40) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to SPAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the LLP Companies for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the LLP Companies as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the LLP Companies that the LLP Companies’ certified public accountants may issue.

5.5 SPAC Public Filings. During the Interim Period, SPAC shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the SPAC Class A Ordinary Shares on the NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on the NYSE only the Pubco Ordinary Shares.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, the Merger Subs and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the LLP Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the LLP Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, amalgamation, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

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(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party (other than as a result of expiration of the term thereof in accordance with the terms of the applicable agreement).

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company, Pubco and the Merger Subs each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco and the Merger Subs each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement or a Joinder Agreement, as applicable, have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Transactions as promptly as practicable to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities any required requests for approval of the Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions, as applicable. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. Subject to applicable Law, no Party shall initiate or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigations or other inquiry in connection with the transactions contemplated hereby without, to the extent practicable, giving the other Parties reasonable prior notice of the meeting. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting to the extent permitted by the Governmental Authority. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their commercially reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third parties as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company, Pubco and the Merger Subs shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined Rule 3b-4 under the Exchange Act and to maintain such status through the Closing.

5.10 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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5.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, SPAC and Pubco shall prepare with the assistance of the Company and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement pursuant to the Mergers to the holders of SPAC Securities and Companies Securities as of immediately prior to the Effective Time, which Registration Statement will also contain a notice of the SPAC Shareholder Meeting (as defined below) and a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the matters to be acted upon at the SPAC Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with SPAC’s Organizational Documents and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters (as defined below). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at a general meeting of SPAC Shareholders to be called and held for such purpose (the “SPAC Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of any securities in any Transaction Financing), including the authorization of the merger of SPAC Merger Sub with and into SPAC, the authorization and approval of the form of the SPAC Plan of Merger, the authorization for SPAC to enter into the SPAC Plan of Merger and the amendment and restatement of SPAC’s Organizational Documents, by the holders of SPAC Ordinary Shares in accordance with SPAC’s Organizational Documents, the Cayman Islands Companies Act and the rules and regulations of the SEC and the NYSE, (ii) to the extent required by the NYSE, SPAC’s Organizational Documents or the Cayman Islands Companies Act, the issuance of any securities in connection with any Transaction Financing, including adoption and approval of the issuance of more than twenty percent (20%) of the outstanding SPAC Class A Ordinary Shares, (iii) to the extent required to be approved by holders of SPAC Ordinary Shares, the adoption and approval of the Amended Pubco Organizational Documents, (iv) the adoption and approval of a new Equity Incentive Plan for Pubco in a form to be mutually agreed by SPAC and the Company, each acting reasonably (the “Pubco Equity Plan”), which will provide that the total awards under such Pubco Equity Plan will be a number of Pubco Ordinary Shares equal to a percentage of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, with such percentage to be agreed prior to the effectiveness of the Registration Statement by SPAC and the Company after review of the Compensation Report and consultation with the Compensation Consultant, (v) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 5.15 hereof, (vi) such other matters as the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions under applicable Law (the approvals described in foregoing clauses (i) through (vi), collectively, the “Shareholder Approval Matters”), and (vii) the adjournment of the SPAC Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC.

(b) If, on the date for which the SPAC Shareholder Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the SPAC Shareholder Meeting in accordance with SPAC’s Organizational Documents. In connection with the Registration Statement, SPAC and Pubco shall file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SPAC’s Organizational Documents, the Cayman Islands Companies Act and the rules and regulations of the SEC and the NYSE. SPAC and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and SPAC shall not file the same with the SEC without first obtaining the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned).

(c) The Company shall provide SPAC and Pubco with such information concerning the LLP Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

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(d) SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC Shareholders to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents.

(e) SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and SPAC shall not provide any such responses to the SEC without first obtaining the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned).

(f) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Pubco shall distribute the Registration Statement to SPAC Shareholders and, pursuant thereto, shall call the SPAC Shareholder Meeting in accordance with the Cayman Islands Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement, and shall use its reasonable efforts to (i) solicit from the SPAC Shareholders proxies in favor of the Required SPAC Shareholder Approval prior to such SPAC Shareholder Meeting, and (ii) obtain the Required SPAC Shareholder Approval at such SPAC Shareholder Meeting.

(g) SPAC and Pubco shall comply with all applicable Laws, any applicable rules and regulations of the NYSE, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholder Meeting and the Closing Redemption.

5.12 Required Company Shareholder Approval. As promptly as practicable after the date hereof (or if mutually agreed by the Company and SPAC, as promptly as practicable after the Registration Statement has become effective), the Company will either (i) call a meeting of Company Shareholders in order to obtain the Required Company Shareholder Approval (the “Company Shareholder Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Shareholders proxies in favor of the Required Company Shareholder Approval prior to such Company Shareholder Meeting, or (ii) use its reasonable best efforts to obtain a signed written consent in lieu of a meeting of Company Shareholders for the Required Company Shareholder Approval, and the Company shall take all other actions necessary or advisable to secure the Required Company Shareholder Approval, including enforcing the Voting Agreement.

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5.13 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco and SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Sponsor shall review, comment upon and approve (which approval shall not be unreasonably be withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions, and no filing or submission thereof shall be made until both the Company and SPAC (and from and after the Closing, the Sponsor) consent thereto (which shall not be unreasonably withheld, conditioned or delayed).

5.14 Confidential Information.

(a) The Company, Pubco and the Merger Subs agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, Pubco, the Merger Subs or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 5.14(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company, Pubco and the Merger Subs shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Company, Pubco, the Merger Subs and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws or other applicable Laws.

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(b) Each of SPAC, Pubco and the Merger Subs agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their respective obligations hereunder or thereunder or enforcing their respective rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC, Pubco or the Merger Subs or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company or an Affiliate thereof may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC, Pubco and the Merger Subs shall, and each shall cause its Representatives to, promptly deliver to the Company or destroy (at the election of the Company) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, SPAC, Pubco, the Merger Sub and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.15 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of at least five (5) individuals and up to seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) one (1) person who is designated by SPAC prior to the Closing who shall be (x) approved by the Company, acting reasonably, and (y) shall qualify as an independent director as defined under the NYSE rules; and (ii) at least four (4) persons and up to six (6) persons that are designated by the Company prior to the Closing, one (1) of whom shall be the initial Chairperson of the Post-Closing Pubco Board; provided that such designees shall meet any applicable requirements of the NYSE. A majority of the directors of the Post-Closing Pubco Board shall qualify as independent directors as defined under the NYSE rules. The Post-Closing Pubco Board shall be divided into three (3) classes, which classes shall have staggered terms of three (3) years each, with the composition of each “class” and committee membership determined by the Company’s board of directors.

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(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, with the consent of SPAC, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Pubco or either Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of SPAC, the Company, Pubco or a Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, the Company, Pubco or a Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of, as applicable, SPAC, the Company, Pubco or a Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the directors and officers of SPAC, the Company, Pubco or either Merger Sub, SPAC or Pubco shall be permitted prior to the Effective Time to obtain and fully pay (including from funds in the Trust Account released at the Closing) the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than, as applicable, SPAC’s or the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and the Surviving Subsidiaries shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Surviving Subsidiaries shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

5.17 Trust Account Proceeds.

(a) The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, and any proceeds received by Pubco or SPAC from any Transaction Financing shall first be used to pay (i) SPAC’s accrued non-share Expenses, including SPAC’s deferred Expenses of the IPO and deferred advisor fees, (ii) as repayment of loans from, and reimbursement of, Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of SPAC or Extension Expenses, to the directors, officers and shareholders of SPAC or any other Indebtedness of SPAC, and (iii) related non-share Expenses incurred by the Company. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco securities, shall be paid at the Closing. Any remaining cash shall be used by Pubco and the LLP Companies for working capital and general corporate purposes. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to SPAC, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses. For the avoidance of doubt, the Expenses of the LLP Companies will not include any bonuses paid or payable to any employees of the LLP Companies.

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(b) Upon the satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the redeeming Public Shareholders pursuant to the Closing Redemption, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC or its designee(s) (including creditors as described in Section 5.17(a)) for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

5.18 Transaction Financing.

(a) Without limiting anything to the contrary contained herein, during the Interim Period, SPAC, the Company and Pubco shall use their reasonable best efforts to enter into financing agreements (“Financing Agreements”) on such terms and structuring as the SPAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (collectively, the “Transaction Financing”), and SPAC, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the other in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). The Transaction Financing may be structured as common equity, convertible preferred equity, convertible debt, non-redemption or backstop arrangements with respect to the Trust Account, a committed equity facility, debt facility, and/or other sources of cash proceeds on terms and conditions reasonably acceptable to the Company, in each case, whether such investment is into SPAC, the Company or Pubco (the committed amounts of any such Transaction Financing, whether paid or payable prior to, at or after the Closing, “Additional Capital”); provided, that (i) SPAC, the Company and Pubco shall use their reasonable best efforts to cause at least Twenty-Five Million U.S. Dollars ($25,000,000) of such Additional Capital to be in the form of a private investment in public equity for common equity, convertible preferred equity or convertible debt, or non-redemption or backstop arrangements with respect to the Trust Account, and (ii) Transaction Financing and Additional Capital shall exclude any funds, capital, monies or proceeds received by an LLP Company in connection with any financing, Indebtedness or capital raisings relating to any LLP Company’s real estate project (and ancillary matters thereto) from investors that are not initially introduced after the date of this Agreement to an LLP Company by SPAC or its Representatives (including (i) existing investors of an LLP Company as of the date of this Agreement and (ii) the investors identified on Schedule 5.18).

(b) Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and SPAC (each of which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or SPAC, during the Interim Period SPAC, the Company and Pubco shall not (i) reduce the committed investment amount to be received by SPAC, Pubco or the Company under any Financing Agreement or reduce or impair the rights of SPAC, the Company or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC, Pubco and the Company shall use their reasonable best efforts to consummate the Transaction Financing in accordance with the Financing Agreements. Without limiting the foregoing, SPAC, Pubco and the Company shall use their reasonable best efforts to meet the condition to the Closing set forth in Section 6.2(d); provided, that nothing in this Section 5.18 shall require the Sponsor to forfeit or transfer any direct or indirect interests in its SPAC Securities (for the avoidance of doubt, without affecting the obligations of the Sponsor under the Sponsor Letter Agreement with respect to the Non-Retained Founder Shares for failure to have the Additional Capital required thereunder).

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5.19 Employment Agreements; Compensation Consultant.

(a) Prior to the Closing, the Company shall use its commercially reasonable efforts to cause the persons as to be agreed by SPAC and the Company after the date hereof (each acting reasonably) to enter into employment agreements (the “Employment Agreements”), in each case to be effective as of the Closing, in form and substance reasonably acceptable to the Company and SPAC, to be between each such individual and Pubco (or a Subsidiary thereof).

(b) During the Interim Period, the Company will engage a reputable compensation consultant reasonably acceptable to SPAC (the “Compensation Consultant”) to perform a compensation study to analyze and propose the compensation of Pubco’s management immediately after the Closing (including for purposes of the Employment Agreements) and the size and terms and conditions of the Pubco Equity Plan, including by benchmarking equity incentive plans and cash compensation of comparable public companies (taking into account the applicable jurisdictions), and provide a written report (the “Compensation Report”) to the Company with respect thereto. The Company shall provide a copy of the Compensation Report to SPAC promptly after the Company’s receipt thereof, and the Company shall, if requested in writing by SPAC, use its commercially reasonable efforts to cause the Compensation Consultant to meet with SPAC and its Representatives (which may be via teleconference or video conference) to discuss the Compensation Report and respond to the inquiries of SPAC and its Representatives.

5.20 NYSE Listing. The Company, SPAC and Pubco shall use their respective commercially reasonable efforts to cause the Pubco Securities to be issued under this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

5.21 SPAC Extension. Without limiting the rights of SPAC to seek an Extension under Section 5.3(a), if requested in writing by the Company to SPAC on or prior to November 2, 2023, so long as none of the Company, Pubco or the Merger Subs are then in breach of their respective representations, warranties, covenants or agreements under this Agreement which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), then SPAC will use its commercially reasonable efforts to seek the approval of the SPAC Shareholders to amend the SPAC’s Organizational Documents to extend SPAC’s deadline to consummate its initial business combination from January 1, 2024 to a final date no sooner than April 1, 2024 (which may be through monthly automatic extension rights), and if such approval of the SPAC shareholders is received, SPAC agrees that if requested in writing by the Company to SPAC, SPAC will implement such Extension at least through April 1, 2024); provided, that notwithstanding the foregoing, neither SPAC nor Sponsor (except, with respect to Sponsor, to the extent expressly set forth in the Sponsor Letter Agreement) will have any obligation to provide any incentives, pay any amounts or issue, surrender or transfer any securities in order to obtain the SPAC Shareholder approval of such Extension or minimize the amount of the Extension Redemption in connection therewith.

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5.22 Tax Covenants.

(a) Pubco acknowledges that any “U.S. person” within the meaning of Treasury Regulation Section 1.367(a)-3 who owns five percent (5%) or more of either the total voting power or the total value of the stock of Pubco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder (a “5% Shareholder”), may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any 5% Shareholder made following the Closing Date, Pubco shall (i) use reasonable best efforts to furnish to such 5% Shareholder (to the extent such written request includes the contact information of such 5% Shareholder) such information as such 5% Shareholder reasonably requests in connection with such 5% Shareholder ‘s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such 5% Shareholder with the information reasonably requested by such 5% Shareholder for purposes of determining whether there has been a gain “triggering event” under the terms of such 5% Shareholder’s gain recognition agreement. Following the Closing Date, Pubco and Company shall use reasonable best efforts to not undertake any transaction that would be a triggering event during the five year period described under Treasury Regulations Section 1.367(a)-8.

(b) For any taxable year with respect to which Pubco determines it or the Company is a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”), upon request of a U.S. shareholder, Pubco shall use commercially reasonable efforts to make available information reasonably necessary to compute income of such U.S. shareholder as a result of Pubco or the Company’s status as a PFIC, including timely providing a PFIC Annual Information Statement to enable such U.S. shareholder to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period.

(c) The obligations under this Section 5.22 shall survive the Closing.

5.23 Disclosure Schedule Updates. During the Interim Period, the Company will have the right, but not the duty, to update the Company Disclosure Schedules, and SPAC will have the right, but not the duty, to update the SPAC Disclosure Schedules, in each case by providing notice to the other in accordance with the terms of this Agreement, to add disclosures with respect to actions taken by or on behalf of such Party or its Subsidiaries (or with respect to the Company, any Incorporated Entity) after the date of this Agreement that are either (i) expressly contemplated by the terms of this Agreement or (ii) in the ordinary course of business and expressly permitted under the terms of this Agreement, including Sections 5.2 and 5.3 hereof, as applicable. Any such update, so long as it is provided at least two (2) Business Days prior to the Closing and otherwise fulfills the requirements of this Section 5.23, will be deemed to cure any inaccuracy or breach as of the Closing Date with respect to such matters, except to the extent that such matters would constitute, individually or in the aggregate, a Material Adverse Effect with respect to the disclosing Party.

5.24 Addressable Matters. As promptly as practicable after the date of this Agreement, the Company shall use its commercially reasonable efforts to take or cause to be taken the actions described in Schedule 5.24.

5.25 Insider Letter Amendment Joinders by Insider Letter Joinder Holders. As promptly as practicable after the date hereof, SPAC shall use its commercially reasonable efforts to cause each Insider Letter Joinder Holder to sign a joinder to become party to the Insider Letter Amendment as a SPAC Insider thereunder.

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Article VI

Closing Conditions

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the SPAC Shareholders at the SPAC Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the SPAC Shareholders at the SPAC Shareholder Meeting in accordance with SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

(b) Required Company Shareholder Approval. Either (i) the Company Shareholder Meeting shall have been held in accordance with the Law 32 and the Company’s Organizational Documents, or (ii) the Company shall have obtained a signed written consent of Company Shareholders in lieu of a meeting, where in either case, the requisite vote, consent or approval of the Company Shareholders (including any separate class or series vote, consent or approval that is required, whether pursuant to the Company’s Organizational Documents, any shareholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the Transactions (the “Required Company Shareholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions that are set forth on Schedule 6.1(d) (collectively, the “Regulatory Approvals”) shall have been obtained.

(e) Requisite Consents. The Consents required to be obtained from or made with any third party (other than a Governmental Authority) in order to consummate the Transactions that are set forth on Schedule 6.1(e) shall have each been obtained or made.

(f) No Law or Order. No Governmental Authority having jurisdiction over any Party shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(g) Net Tangible Assets Test. Either (i) SPAC shall have immediately prior to the Closing, after giving effect to the Closing Redemption and any Transaction Financing, or (ii) Pubco shall have upon the consummation of the Closing, after giving effect to the Transactions and the Closing Redemption and any Transaction Financing, in either case, net tangible assets of at least $5,000,001 on a consolidated basis (as calculated in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(h) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.15.

(i) Amended Pubco Organizational Documents. Prior to the Closing, Pubco shall have amended and restated its Organizational Documents to be in substantially the form of the Amended Pubco Organizational Documents.

(j) Foreign Private Issuer Status. Each of the Company and SPAC shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(k) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop Order or similar Order shall be in effect with respect to the Registration Statement.

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(l) NYSE Listing. The Pubco Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.2 Conditions to Obligations of the Company, Pubco and the Merger Subs. In addition to the conditions specified in Section 6.1, the obligations of the Company, Pubco and the Merger Subs to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of SPAC set forth in this Agreement and in any certificate delivered by or on behalf of SPAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Minimum Cash Condition. Upon the Closing, the SPAC Cash shall equal or exceed Twenty-Five Million U.S. Dollars ($25,000,000) (the “Minimum Cash Condition”) and SPAC shall have delivered to the Company evidence reasonably satisfactory to the Company of the amount of SPAC Cash.

(e) Non-Retained Founder Shares. SPAC shall have delivered to the Company evidence reasonably satisfactory to the Company of the Sponsor’s surrender of the Non-Retained Founder Shares, if any, to Pubco, in accordance with terms of the Sponsor Letter Agreement.

(f) Certain Ancillary Documents. The Sponsor Letter Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(g) Closing Deliveries.

(i) Officer Certificate. SPAC shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) with respect to SPAC.

(ii) Secretary Certificate. SPAC shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of SPAC’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound.

(iii) Good Standing. SPAC shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of organization and from each other jurisdiction in which SPAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

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(iv) Registration Rights Agreement. The Company shall have received a copy of a registration rights agreement by and among Pubco and the Company Shareholders that agree to become party thereto that are either Affiliates of Pubco as of the Closing or that hold Pubco Ordinary Shares that are not registered as of the Closing, in form and substance mutually agreed by the Company and SPAC, each acting reasonably (the “Registration Rights Agreement”), which Registration Rights Agreement will provide the Company Shareholders party thereto substantially the same priorities and registration rights as the Sponsor and other “Holder” parties under the Founder Registration Rights Agreement (as amended by the Founder Registration Rights Agreement Amendment), and which Registration Rights Agreement will become effective as of the Closing, duly executed by Pubco.

(v) Founder Registration Rights Agreement Amendment. The Company shall have received a copy of an amendment to the Founder Registration Rights Agreement by and among SPAC, Pubco, Sponsor and the other “Holder” parties to the Founder Registration Rights Agreement in form and substance mutually agreed by the Company and SPAC, each acting reasonably (the “Founder Registration Rights Agreement Amendment”), pursuant to which Pubco shall assume the obligations of SPAC under the Founder Registration Rights Agreement, and the Sponsor and the other “Holder” parties thereto will have substantially the same priorities and registration rights as the Company Shareholders under the Registration Rights Agreement, and which will become effective as of the Closing, duly executed by SPAC, Sponsor and any other “Holder” parties to the Founder Registration Rights Agreement required to effect such amendment under the terms of the Founder Registration Rights Agreement.

6.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 6.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and Pubco set forth in this Agreement or the Joinder Agreement, as applicable, and in any certificate delivered by or on behalf of the Company or Pubco pursuant hereto shall be true and correct, in the case of the Company, on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, and in the case of Pubco, on and as of the date of the Joinder Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to the Company or Pubco.

(b) Agreements and Covenants. The Company, Pubco and the Merger Subs shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement or a Joinder Agreement, as applicable, to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. The Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

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(e) Incorporated Entities. Each of the Incorporated Entities shall have been formed and shall have duly executed and delivered to SPAC a Joinder Agreement, and Pubco shall have duly executed and delivered to SPAC and the other parties thereto a joinder to each of the Lock-Up Agreement, the Insider Letter Amendment and Sponsor Letter Agreement to become party to each such Ancillary Document.

(f) Closing Deliveries.

(i) Officer Certificates. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c). Pubco shall have delivered to SPAC a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c) with respect to Pubco and the Merger Subs, as applicable.

(ii) Secretary Certificates. The Company and Pubco shall each have delivered to SPAC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each LLP Company, certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the LLP Company’s jurisdiction of organization and from each other jurisdiction in which the LLP Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and the Merger Subs certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and the Merger Subs’ jurisdiction of organization and from each other jurisdiction in which Pubco or a Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Termination of Company Convertible Securities. SPAC shall have received evidence reasonably acceptable to SPAC that any issued and outstanding Company Convertible Securities have been either converted into Company Ordinary Shares prior to the Effective Time or terminated, without any consideration, payment or Liability therefor.

(v) Termination of Certain Contracts. SPAC shall have received evidence reasonably acceptable to SPAC that the Contracts set forth on Schedule 6.3(f)(v) involving any of the LLP Companies and/or Company Security Holders or other Related Persons shall have been terminated with no further obligation or Liability of the LLP Companies thereunder.

(vi) Registration Rights Agreement. SPAC shall have received a copy of a Registration Rights Agreement in form and substance mutually agreed by the Company and SPAC, each acting reasonably, which will become effective as of the Closing, duly executed by Pubco and each of the Company Shareholders party thereto.

(vii) Founder Registration Rights Agreement Amendment. SPAC shall have received a copy of the Founder Registration Rights Agreement Amendment, in form and substance mutually agreed by the Company and SPAC, each acting reasonably, pursuant to which Pubco shall assume the obligations of SPAC under the Founder Registration Rights Agreement, which will become effective as of the Closing, duly executed by Pubco.

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6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, Pubco or a Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII

Termination and Expenses

7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by December 31, 2023 (the “Outside Date”); provided, that if SPAC obtains an Extension beyond SPAC’s current deadline to consummate a Business Combination of January 1, 2024, either SPAC or the Company shall have the right by providing written notice thereof to the other to extend the Outside Date for one or more an additional periods equal in the aggregate to three (3) additional months; provided, however, that the right to terminate this Agreement under this Section 7.1(a) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco or a Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, Pubco or a Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if (i) (x) there has been a breach by SPAC of any of its covenants or agreements contained in this Agreement, or (y) if any representation or warranty of SPAC contained in this Agreement shall have been breached or become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach, untruth or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach, untruth or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company, Pubco or a Merger Sub is in material uncured breach of this Agreement or a Joinder Agreement;

(e) by written notice by SPAC to the Company, if (i) (x) there has been a breach by the Company, Pubco or a Merger Sub of any of their respective covenants or agreements contained in this Agreement or a Joinder Agreement, as applicable, or (y) if any representation or warranty of such Parties contained in this Agreement or a Joinder Agreement, as applicable, shall have been breached or become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement (or with respect to an Incorporated Entity, the date of its Joinder Agreement) or, if later, the date of such breach), and (ii) the breach, untruth or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach, untruth or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time SPAC is in material uncured breach of this Agreement;

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(f) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Company or Pubco following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Company to SPAC, if there shall have been a Material Adverse Effect on SPAC following the date of this Agreement which is uncured and continuing;

(h) by written notice by either SPAC or the Company to the other if the SPAC Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained; or

(i) by written notice by the Company to SPAC if the SPAC Class A Ordinary Shares have become delisted from the NYSE and are not relisted on the NYSE or the Nasdaq Capital Market within ninety (90) days after such delisting.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.13, 5.14, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.9), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement or a Joinder Agreement, as applicable, by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. Subject to Sections 5.17 and 8.1, all Expenses incurred prior to the Closing in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided that (i) if the Closing occurs, all expenses incurred by Company and/or SPAC will be paid or reimbursed by Pubco from the Trust Account, the Transaction Financing, or other cash sources available to Pubco or its Subsidiaries at the Closing and (ii) SPAC and the Company shall each be responsible to pay for fifty percent (50%) of any registration fees related to the filing of the Registration Statement.

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Article VIII

Waivers and Releases

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco and the Merger Subs hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment securities acquired by SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of SPAC’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to SPAC’s Organizational Documents to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within 24 months after the Closing of the IPO, which has since been extended to January 1, 2024, and is subject to further extension by amendment to the SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco and the Merger Subs hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco or the Merger Subs nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco and the Merger Subs on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates); provided that (x) nothing herein shall serve to limit or prohibit the Company’s, Pubco’s or Merger Subs’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions to Public Shareholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Closing Redemption and payment of Expenses and other amounts in accordance with Section 5.17(a)) to Pubco and LLP in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the Closing Redemption and (y) nothing herein shall serve to limit or prohibit any claims that the Company, Pubco or the Merger Subs may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding any distributions to Public Shareholders). Each of the Company, Pubco and the Merger Subs agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company, Pubco and the Merger Subs further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article IX

Miscellaneous

9.1 Survival. The representations and warranties of the Parties contained in this Agreement or any Joinder Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

9.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

9.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) two Business Days after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) five (5) Business Days after being mailed, if sent by if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to: two Attn: Telephone No.: Email:	with a copy (which will not constitute notice) to: Ellenoff Grossman & Schole LLP Attn: Facsimile No.: Telephone No.: E-mail:
If to the Company at or prior to the Closing, to: Attn: Telephone No: E-mail:	with a copy (which will not constitute notice) to: Attn: Telephone No. E-mail:
If to an Incorporated Entity at or prior to the Closing: to such address as set forth in the Joinder Agreement for such Incorporated Entity
If to Pubco or any Surviving Subsidiary after the Closing, to: Attn: Telephone No: E-mail:	with a copy (which will not constitute notice) to: Attn: Telephone No.: E-mail: and Attn: Facsimile No: Telephone No.: E-mail:

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9.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC, Pubco and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.16 , the Sponsor under Sections 5.13(b), 9.11, 9.12 and 9.16, and of each of EGS and BM under Section 9.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or any Joinder Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.6 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9.6) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9.6. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other Parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

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9.7 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof; provided that, for the avoidance of doubt, (i) the statutory and fiduciary duties of the directors of SPAC, the SPAC Merger Sub, Pubco and the SPAC Merger shall in each case be governed by the Laws of the Cayman Islands, and (ii) the statutory and fiduciary duties of the directors of the Company, the Company Merger Sub and the Company Merger shall in each case be governed by the Laws of Panama. Subject to Section 9.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, State of New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 9.6, each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.3. Nothing in this Section 9.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

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9.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.11 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, Pubco and the Company. Notwithstanding the foregoing, any amendment of this Agreement after the Closing shall also require the prior written consent of the Sponsor.

9.12 Waiver. Each of SPAC, the Company and Pubco, on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or SPAC shall also require the prior written consent of the Sponsor.

9.13 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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9.14 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information. The rights and obligations of any Incorporated Entity under this Agreement shall not be effective until execution by such Incorporated Entity of a Joinder Agreement. Without limiting the foregoing, notwithstanding anything to the contrary contained in this Agreement, in the event that prior to an Incorporated Entity’s execution and delivery of a Joinder Agreement, a Party seeks to take an action, omission, waiver or amendment that requires the consent, approval or agreement of such Incorporated Entity under this Agreement, the consent, approval or agreement of such Incorporated Entity shall not be required for purposes of this Agreement to take such action, omission, waiver or amendment.

9.15 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.16 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to Closing, jointly represented SPAC and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, the Sponsor and/or their respective Affiliates in connection with matters other than the Transactions, EGS will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco and the Merger Subs, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation after the Closing of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco and/or the Surviving Subsidiaries or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of SPAC, the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and shall be controlled by, the Sponsor and shall not pass to or be claimed by Pubco or the Surviving Subsidiaries or their respective Affiliates; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates (including, after the Effective Time, Pubco, the Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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(b) The Parties agree that, notwithstanding the fact that BM may have, prior to the Closing, jointly represented the Company, Pubco, the Merger Subs and the Company Shareholders in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and/or its Affiliates in connection with matters other than the Transactions, BM will be permitted in the future, after the Closing, to represent the Company Shareholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Pubco or the Surviving Subsidiaries or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. SPAC, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with BM’s future representation after the Closing of one or more of the Company Shareholders or their respective Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Surviving Subsidiaries or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by BM of the Company, Pubco, the Merger Subs, the Company Shareholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company Shareholders shall be deemed the clients of BM with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and be controlled by, the Company Shareholders, and shall not pass to or be claimed by Pubco or a Surviving Subsidiary; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, Pubco, the Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article X

Definitions

10.1 Certain Definitions . For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with IFRS as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the LLP Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Voting Agreement, the Lock-Up Agreement, the Insider Letter Amendment, the Sponsor Letter Agreement, the Joinder Agreements and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement, including the Registration Rights Agreement, the Founder Registration Rights Agreement Amendment, the Employment Agreements, any Financing Agreements, the Pubco Amended Organizational Documents, the Letters of Transmittal and the Pubco Equity Plan.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, the Cayman Islands or Panama are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the LLP Companies or any of their respective Representatives furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC, Pubco, the Merger Subs or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to SPAC, Pubco, the Merger Subs or their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

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“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company. For the avoidance of doubt, Company Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds Company Securities, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any Company Securities.

“Company Ordinary Shares” means the ordinary shares, with a par value of $1.00 per share, of the Company.

“Company Securities” means, collectively, the Company Ordinary Shares and any Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

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“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries who reside outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration and Shareholder Rights Agreement, dated as of March 29, 2021, by and among SPAC, the Old Sponsor and the other “Holder” parties named therein, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any judge, court, tribunal, administrative hearing body, arbitration panel, commission, independent industry regulator or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

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“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (a applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means that certain letter agreement, dated as of March 29, 2021, by Sponsor and the other “Insiders” party thereto for the benefit of SPAC, Citigroup Global Markets Inc, as representative of the underwriters, and the other underwriters of the IPO, as amended.

“Insider Letter Joinder Holders” means the SPAC NRA Holders and the holders of SPAC Class B Ordinary Shares set forth on Schedule 10.1.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of SPAC Class A Ordinary Shares pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of March 29, 2021, and filed with the SEC on March 30, 2021 (File No. 333- 253802).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Esteban Saldarriaga (the Company’s Chief Executive Officer) or Annette Fernandez (the Company’s Chief Financial Officer) (or any successor officer to any such individual), after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, guideline, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

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“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“LLP Company” means each of the Company and its direct and indirect Subsidiaries.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, customer relationships, operations, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or any outbreak or continuation of an epidemic or pandemic (including COVID-19), including the effects of any Governmental Authority or other third-party responses thereto; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to SPAC, the consummation and effects of any Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants worldwide in the industries (but for the avoidance of doubt, not the geographies) in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of any Redemption or the failure to obtain the Required SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC.

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“NYSE” means the New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Original Sponsor” means two sponsor, a Cayman Islands limited liability company.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, exempted company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Per Share Price” means an amount equal to (i) the Merger Consideration, divided by (ii) total number of issued and outstanding Company Ordinary Shares as of the Closing (including after giving effect to the conversion or exercise of any Company Convertible Securities prior to the Closing).

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the number of Company Ordinary Shares held by such Company Shareholder as of the Closing, divided by (ii) the total number of issued and outstanding Company Ordinary Shares as of the Closing.

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“Pubco Ordinary Shares” means the ordinary shares, par value $0.01 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Preference Shares” means the preference shares, par value $0.01 per share, of Pubco.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Preference Shares, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Cash” shall mean an amount equal to, without duplication, (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing (including any interest earned on the funds held in the Trust Account, but net of Taxes payable thereon), plus (b) the aggregate amount of any cash of SPAC immediately prior to the Closing, plus (c) the amount of proceeds actually received by SPAC, Pubco or any LLP Company pursuant to Transaction Financing solely in the form of common equity in accordance with the terms and conditions of the applicable Financing Agreements, plus (d) the commitment amounts of investors (whether paid or payable prior to, at or after the Closing) under any Financing Agreements for committed common equity facilities, less (e) the aggregate amount of all payments required to be made by SPAC to redeeming SPAC Shareholders in connection with the Closing Redemption, less (f) the aggregate amount of any amounts payable in respect of the obligations contemplated by Section 5.17(a)(ii), less (g) the aggregate amount of all unpaid Expenses of the Parties (i) to be satisfied as of the Closing in cash or (ii) that have accrued, are payable in cash and remain unpaid as of the Closing.

“SPAC Charter” means the amended and restated memorandum and articles of association of SPAC, as amended and in effect under the Cayman Islands Companies Act; provided, that references herein to the SPAC Charter for periods after the Effective Time includes the memorandum and articles of association of the SPAC Surviving Subsidiary.

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“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, a Merger Sub or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by SPAC or its Representatives to the Company, Pubco, a Merger Sub or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the LLP Companies.

“SPAC NRA Holders” means holders of SPAC Class B Ordinary Shares who received such Class B Ordinary Shares from the Original Sponsor pursuant to Non-Redemption Agreement and Assignment of Economic Interests prior to the date of this Agreement.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means preference shares, par value $0.0001 par value per share, of SPAC.

“SPAC Securities” means the SPAC Ordinary Shares and the SPAC Preference Shares, collectively.

“SPAC Shareholder” means a holder of SPAC Ordinary Shares.

“Sponsor” means HC Proptech Partners III, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

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“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of March 29, 2021, as it may be amended (including to accommodate the SPAC Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
5% Shareholder	5.22(a)	Company	Preamble
AAA Procedures	9.6	Company Benefit Plan	4.19(a)
Accounts Receivable	4.7(f)	Company Certificates	1.13(a)
Acquisition Proposal	5.6(a)	Company Disclosure Schedules	Article IV
Additional Capital	5.18(a)	Company Financials	4.7(a)
Additional Transferred Shares	Recitals	Company IP	4.13(d)
Agreement	Preamble	Company IP Licenses	4.13(a)
Alternative Transaction	5.6(a)	Company Material Contract	4.12(a)
Amended Pubco Organizational		Company Merger	Recitals
Documents	1.8	Company Merger Sub	Preamble
Annual Company Financials	4.7(a)	Company Permits	4.10
Antitrust Laws	5.9(b)	Company Plan of Merger	1.4
Baseline Retained Founder Shares	Recitals	Company Real Property Leases	4.15(a)
BM	2.1	Company Registered IP	4.13(a)
Business Combination	8.1	Company Shareholder Meeting	5.12
Closing	2.1	Company Surviving Subsidiary	1.3
Closing Date	2.1	Compensation Consultant	5.19(b)
Closing Filing	5.13(b)	Compensation Report	5.19(b)
Closing Press Release	5.13(b)	D&O Indemnified Persons	5.16(a)
Closing Redemption	5.11(a)	D&O Tail Insurance	5.16(b)

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Term	Section	Term	Section
Dispute	9.6	Plans of Merger	1.4
Effective Time	1.4	Post-Closing Pubco Board	5.15(a)
EGS	9.16(a)	Proxy Statement	5.11(a)
Employment Agreements	5.19(a)	Pubco	Preamble
Enforceability Exceptions	3.2	Pubco Equity Plan	5.11(a)
Environmental Permits	4.20(a)	Public Certifications	3.6(a)
Expenses	5.17(a)	Public Shareholders	8.1
Extension	5.3(a)	Redemption	3.5(b)
Extension Expenses	5.3(b)(iv)	Registration Rights Agreement	6.2(g)(iv)
Extension Redemption	3.5(b)	Registration Statement	5.11(a)
Federal Securities Laws	5.7	Regulatory Approvals	6.1(d)
Financing Agreements	5.18(a)	Related Person	4.21
Founder Registration Rights		Released Claims	8.1
Agreement Amendment	6.2(g)(v)	Required Company Shareholder
Improvements	4.15(d)	Approval	6.1(b)
Incorporated Entities	Preamble	Required SPAC Shareholder Approval	6.1(a)
Insider Letter Amendment	Recitals	Resolution Period	9.6
Interim Balance Sheet Date	4.7(a)	Retained Founder Shares	Recitals
Interim Company Financials	4.7(a)	Retained Sponsor Shares	Recitals
Interim Period	5.1(a)	SEC Reports	3.6(a)
Joinder Agreement	1.1(b)	Shareholder Approval Matters	5.11(a)
JREP	Recitals	Signing Filing	5.13(b)
Law 32	1.3	Signing Press Release	5.13(b)
Leased Real Property	4.15(a)	SPAC	Preamble
Letter of Transmittal	1.13(a)	SPAC Disclosure Schedules	Article III
Lock-Up Agreement	Recitals	SPAC Financials	3.6(d)
Lost Certificate Affidavit	1.13(d)	SPAC Insiders	Recitals
Merger Certificate(s)	1.4	SPAC Material Contract	3.13(a)
Merger Consideration	1.12	SPAC Merger	Recitals
Merger Subs	Preamble	SPAC Merger Sub	Preamble
Mergers	Recitals	SPAC Plan of Merger	1.4
Minimum Cash Condition	6.2(d)	SPAC Shareholder Meeting	5.11(a)
Non-Retained Founder Shares	Recitals	SPAC Surviving Subsidiary	1.2
OFAC	3.18(c)	Specified Courts	9.7
Outbound IP License	4.13(c)	Sponsor Founder Shares	Recitals
Outside Date	7.1(b)	Sponsor Letter Agreement	Recitals
Owned Real Property	4.15(b)	Surviving Subsidiaries	1.3
Party(ies)	Preamble	Top Customers	4.23
PCAOB Audited Company Financials	5.4(a)	Top Vendors	4.23
PCAOB Company Financials	5.4(a)	Transaction Financing	5.18(a)
PCAOB Reviewed Quarterly		Transactions	Recitals
Company Financials	5.4(a)	Transmittal Documents	1.13(b)
PFIC	5.22(b)	Voting Agreement	Recitals

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SPAC:

two

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chairman and Chief Executive Officer

The Company:

LatAm Logistic Properties S.A.

By:	/s/ Esteban Saldarriaga
Name:	Esteban Saldarriaga
Title:	Chief Executive Officer

{Signature Page to Business Combination Agreement}